UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 6, 2007
JOHN B. SANFILIPPO & SON, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19681 (Commission File Number)	36-2419677 (I.R.S. Employer Identification Number)
1703 North Randall Road, Elgin, Illinois 60123
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (847) 289-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 — Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
John B. Sanfilippo & Son, Inc. (the “Company”) maintains two primary financing arrangements. The first is a Note Agreement entered into on December 16, 2004 and subsequently amended, pursuant to which the Company received $65.0 million (the “Note Agreement”). The Note Agreement requires semi-annual principal payments of $3.6 million plus interest through December 1, 2014, has an interest rate of 5.92% and includes certain restrictive covenants that, among other things, require the Company to maintain certain specified financial ratios, attain minimum quarterly adjusted EBITDA levels ($1.5 million, $5.5 million, $6.25 million and $8.0 million for the four quarters of fiscal 2007), restrict certain investments, indebtedness and capital expenditures and restrict certain cash dividends, redemptions of capital stock and prepayment of certain indebtedness of the Company. The Noteholders are entitled to require immediate repayment of the Company’s obligations under the Note Agreement in the event the Company defaults on payments required under the Note Agreement, does not comply with the financial covenants, or upon the occurrence of certain other defaults by the Company under the Note Agreement (including a default under the Bank Credit Facility). The current outstanding principal balance under the Note Agreement is $54.2 million.
The second financing arrangement is a Bank Credit Facility entered into on July 27, 2006 (the “Bank Credit Facility”). The Bank Credit Facility provides for $100.0 million in secured borrowings and is comprised of (i) a working capital revolving loan, which provides working capital financing of up to $94.0 million in the aggregate, and matures on July 25, 2009, and (ii) $6.0 million for the IDB Letter of Credit maturing on June 1, 2011 to secure the industrial development bonds which financed the construction of a peanut shelling plant in 1987. Borrowings under the Bank Credit Facility accrue interest at a rate determined pursuant to a formula based on the agent bank’s reference rate or the Eurodollar rate, as elected by the Company. The level of the applicable interest rate varies depending upon the Company’s quarterly financial performance, as measured by the available borrowing base. The terms of the Bank Credit Facility include certain restrictive covenants that, among other things, require the Company to maintain certain specified financial ratios (if the borrowing base is below a designated level), restrict certain investments, indebtedness and capital expenditures and restrict certain cash dividends, redemptions of capital stock and prepayment of certain indebtedness of the Company. The lenders are entitled to require immediate repayment of the Company’s obligations under the Bank Credit Facility in the event the Company defaults on payments required under the Bank Credit Facility, does not comply with the financial covenants contained in the Bank Credit Facility, or upon the occurrence of certain other defaults by the Company under the Bank Credit Facility (including a default under the Note Agreement). The Company is required to pay a termination fee of $1.0 million if it terminates the Bank Credit Facility in the second year of the agreement. The amount outstanding under the Bank Credit Facility at August 6, 2007 was $65.3 million.
On August 6, 2007, the Company notified the lenders under the Note Agreement (the “Noteholders”) and the Bank Credit Facility (the “Lenders”) that it was not in compliance with financial covenants as of and for the quarter ended June 28, 2007. As such, a Sharing Period, as defined in the Intercreditor Agreement among the Company, Noteholders and Lenders, commenced on August 6, 2007. As of this date the Lenders are continuing to lend under the terms of the Bank Credit Facility. At present, this is expected to continue. Assuming there will be no Enforcement, as defined in the Intercreditor Agreement, then per the terms of the Intercreditor Agreement, new advances by the Lenders during the Sharing Period are to be repaid from cash collateral receipts prior to pro rata payments to the Lenders and the Noteholders on existing debt outstanding at the commencement of the Sharing Period. As such, cash collateral receipts will continue to be applied by the Collateral Agent, as defined in the Intercreditor Agreement, to the amount outstanding under the Bank Credit Facility provided that the application does not reduce the balance to an amount less than $65.3 million. To the extent that the application of cash collateral receipts would reduce the balance outstanding under the Bank Credit Facility to an amount less than $65.3 million, those receipts will not be applied and will be held in the cash collateral account by the Collateral Agent, who is then required to make pro rata payments to the Lenders and the Noteholders at least once every 20 days. Absent an agreement ending the Sharing Period, any cash collateral held by the Collateral Agent per the foregoing at the open of business on August 24, 2007 will be used to make pro rata payments to the Lenders and the Noteholders.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC.
August 15, 2007	By:	/s/ Michael J. Valentine
Michael J. Valentine
Chief Financial Officer and Group President